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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        UNISTAR FINANCIAL SERVICE CORP.

         Unistar Financial Service Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

I. The name of the corporation is Unistar Financial Service Corp., which was originally incorporated as MW Companies Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 20, 1985.

II. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

III. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         1. The name of this corporation (hereinafter called the "Corporation") is Unistar Financial Service Corp.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the Corporation shall have the authority to issue is Two Hundred Five Million (205,000,000), of which Two Hundred Million (200,000,000) shares shall be Common Stock of the par value of One Cent ($.01) per share, and Five Million (5,000,000) shares shall be Preferred Stock, issuable in series, of the par value of One Cent ($.01) per share, amounting in the aggregate to Two Million Fifty Thousand Dollars ($2,050,000).

                                  COMMON STOCK

                  A. Each share of the Common Stock shall be equal in all respects to every other share of the Common Stock. Every holder of the Common Stock shall have one vote for each share of such stock held by him for the election of directors and upon all other matters.

                  B. In the event of liquidation, dissolution, or winding up of the corporation, the par value of all Preferred Stock, together with all dividends declared thereon and remaining unpaid to the date fixed for distribution of Preferred Stock, shall be paid in full before any class of Common Stock or any part thereof or any dividend thereon is paid.



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                                PREFERRED STOCK

                  A. The shares of the Preferred Stock may be issued in one or more series as may be fixed from time to time by the Board of Directors, each of such series to be distinctively designated. The Board of Directors is authorized to fix from time to time before issuance the designations and the powers, preferences and relative rights, and the qualifications, limitations or restrictions of the shares of each series of the Preferred Stock, respectively, except for such provisions as are applicable to all shares of the Preferred Stock irrespective of series.

                  B. All shares of any particular series of Preferred Stock shall be alike in every particular, and all shares of all series shall rank equally. The shares of Preferred Stock of different series may vary as to:

                           (1) The designation of series:

                           (2) The annual dividend rate;

                           (3) The dividend payment dates and the date from
                  which dividends shall be cumulative, if cumulative;

                           (4) The sum payable per share upon the dissolution,
                  liquidation or winding up of the corporation;

                           (5) Whether or not the shares shall be redeemable,
                  and if made redeemable, the redemption price or prices per share and the manner of effecting a redemption;

                           (6) Whether or not the shares of each series shall
                  be made convertible into or exchangeable for other securities of the corporation, and if made convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange, and the adjustments, if any, at which such conversion or exchange may be made;

                           (7) Whether or not there shall be a sinking fund, or
                  other fund analogous thereto, with respect to the shares of each series and the terms and provisions of such fund, if any; and

                           (8) Any other relative, participating, optional or
                  other rights, preferences or limitations of the shares of each series, not inconsistent with the provisions applicable to all shares of the Preferred Stock irrespective of series.

                  C. The following provisions shall apply to all shares of the Preferred Stock irrespective of series:

                           (1) The holders of the Preferred Stock of each
                  series at the time outstanding


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                  shall be entitled to receive, but only when and as declared by the Board of Directors, dividends at the rate fixed for such series and no more. Such dividends shall be payable quarter-yearly in cash, stock or other property on such dividend dates as may be fixed for said series, and, if cumulative, shall be cumulative from such date as may be fixed. All dividends accrued or declared (as the case may be) on the Preferred Stock shall be fully paid, or set apart for payment, before any dividends on any class of Common Stock shall be paid or set apart for payment. Accruals for dividends shall not bear interest. Dividends in full shall not be declared and set apart for payment or paid on the Preferred Stock of any series for any particular dividend period unless dividends in full have been paid or are contemporaneously declared and set apart for payment on the Preferred Stock of all series then outstanding, for all the dividend periods terminating at or before the end of the particular dividend period. If the stated dividends on the Preferred Stock are not paid in full, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full.

                           (2) The corporation may, by action of its Board of
                  Directors and in the manner hereinafter provided (except as further or different requirements may by issue resolution be made applicable to a particular series of the Preferred Stock), redeem the whole or any part of any series of the Preferred Stock, at any time or from time to time, by paying the redemption price of the shares of the particular series fixed therefor as herein provided, together with a sum in the case of each share of each series so to be redeemed, computed at the annual dividend rate for the series of which the particular share is a part, from the date from which dividends on such share became cumulative to the date fixed for such redemption, less the aggregate of the dividends theretofore or on such redemption dated paid thereon. No Preferred Stock shall be called for redemption while any dividend for a past dividend period shall be in arrears on any share of any series of said stock.

                           (3) Upon any dissolution, liquidation or winding up
                  of the corporation, whether voluntary or involuntary, the holders of the Preferred Stock of each and every series then outstanding shall be entitled to receive out of the net assets of the corporation, whether capital or surplus, the sums per share fixed for the shares of the respective series and payable upon such dissolution, liquidation or winding up, plus, in the case of each share, an amount equal to the dividends accrued and unpaid thereon, whether or not earned or declared, before any distribution of the assets of the corporation shall be made to the holders of any class of Common Stock.

                  If the assets distributable on such dissolution, liquidation or winding up shall be insufficient to permit the payment to the holders of the Preferred Stock of the full amounts to which they respectively are entitled as aforesaid, then said assets shall be distributed ratably among the holders of the respective series of Preferred Stock in proportion to the amounts which would be payable on such dissolution, liquidation or winding up, if all such


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         amounts were paid in full in preference and priority over the shares of any class of Common Stock.

                  The sale, conveyance, exchange or transfer of all or substantially all of the property of the corporation, or the merger or consolidation into or with any other corporation, shall not be deemed a dissolution, liquidation or winding up for the purposes hereof.

                           (4) Nothing herein contained shall limit any legal
                  right of the corporation to purchase or otherwise acquire any shares of the Preferred Stock.

                           (5) No holder of the Preferred Stock of the
                  corporation shall have any preemptive right to purchase or subscribe for any part of the unissued stock of the corporation or of any stock of the corporation to be issued by reason of any increase of the authorized capital stock of the corporation, or to purchase or subscribe for any bonds, certificates or indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the corporation or to purchase or subscribe for any stock of the corporation purchased by the corporation or by its nominee or nominees, or to have any other preemptive rights as now or hereafter defined by applicable laws.

                           (6) Except as and to the extent otherwise provided
                  by this Certificate or by issue resolutions relating to shares of a particular series of Preferred Stock or applicable laws, the Preferred Stock shall not entitle any holder thereof to vote at any meeting of stockholders or election of the corporation, or otherwise to participate in any action taken by the corporation or the stockholders thereof. Except when some mandatory provision of law shall be controlling and, as regards the special rights of any series of the Preferred Stock, as provided in the resolutions creating such series, whenever shares of two or more particular series of the Preferred Stock shall be entitled to vote as a separate series on any matter and all shares of the Preferred Stock of all series shall be deemed to constitute but one class for any purpose for which a vote of the stockholders of the corporation by classes may now or hereafter be required.

         5. The Board of Directors is authorized to make, alter or repeal the Bylaws of the corporation. Election of Directors need not be by ballot.

         6. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of


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stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         7. The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         8. A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director=s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and does further amend the provisions of the Corporation's Certificate of Incorporation and having been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of
Section 245 of the General Corporation Laws of the State of Delaware, has been executed this 28th day of June, 1999 by Marc A. Sparks, its authorized officer.


                                      -------------------------------
                                      Marc A. Sparks
                                      Chairman and Chief Executive Officer


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